Exhibit 99.1

Press Release dated November 3, 2004

First Litchfield Financial Corporation Announces Third Quarter Earnings

Litchfield, Connecticut, November 3, 2004…First Litchfield Financial Corporation

(NASDQ: FLFL) (the “Company”) the holding company for The First National Bank of Litchfield (the “Bank”) reported earnings for the third quarter of 2004. Net income for the quarter totaled $1,065,000 or $.55 and $.56 diluted and basic earnings per share, respectively. These earnings represent an increase of 39% or $296,000 from 2003 third quarter earnings of $769,000, or $.40 and $.41 diluted and basic earnings per share, respectively. For the nine months ended September 30, 2004, net income totaled $2,681,000, an increase of $602,000 or 29% from earnings for the nine months ended September 30, 2003. Diluted and basic earnings per share for the nine months ended September 30, 2004 were $1.38 and $1.40, respectively, compared to September 30, 2003 earnings of $1.09 and $1.11 diluted and basic earnings per share, respectively. The increased profitability resulted primarily from growth in net interest income.

Net interest income for the third quarter of 2004 totaled $3,583,000, an increase of 26% or $739,000 from 2003 third quarter net interest income of $2,844,000. The increase in net interest income is the result of a higher net interest margin as well as a higher volume of earning assets. The net interest margin for the quarter was 3.61%, up 20 basis points from the net interest margin of 3.41% from the third quarter of 2003. The improvement in net interest margin is primarily the result of the Company’s ability, in the continued low interest rate environment, to decrease its cost of interest bearing liabilities more than the decrease in interest on earning assets.

Average earning assets totaled $407 million during the third quarter of 2004, an increase of 19% over the third quarter of 2003. The growth in earning assets was in the securities and loan portfolios. Securities averaged $200 million for the quarter, which was an increase of $46 million or 30% from the 2003 quarterly average of $154 million. Net loans increased by $23 million, or 12%, due to increases in the real estate loan portfolios. The increase in the loan portfolio was fueled by growth in residential, commercial and construction mortgage portfolios. The increase in residential mortgages is attributed to the Bank’s competitively priced mortgage products, both for fixed and variable rate terms and particularly for large, nonconforming loans. Additionally, during 2004, the Bank has maintained in its portfolio, loans which it previously would have sold in the secondary market. Growth in commercial mortgages is due to the Bank’s ability to offer creative financing solutions to credit worthy commercial customers. These solutions are competitively priced with an expedient loan approval process. During 2003, the Bank began offering a construction mortgage product whereby at the end of the construction term, the loan automatically converts to a permanent mortgage. The popularity of this product has resulted in the increase in the construction loan portfolio.

Deposits for the third quarter of 2004 averaged $309 million, slightly above the 2003 third quarter average of $302 million. Total deposits have decreased by $6 million or 2% since year-end 2003. The decrease in deposits has been in time certificates of deposit as consumers continue to avoid term products in the current financial and interest rate environment. Funding the growth of earning assets was increased borrowed money.

Third quarter noninterest income decreased by 19% from the similar period in 2003. The primary reason for the decline is a $53,000 loss resulting from sales of available for sale securities which occurred during the third quarter of 2004. This compares with gains on sales of available for sale securities totaling $47,000 taken during the third quarter of 2003. On a quarterly comparison, other noninterest income items did not vary significantly from the 2003 levels.

For the quarter ended September 30, 2004, noninterest expense totaled $2,514,000, an increase of 7% from the similar period in 2003. The increase was attributed to salary and benefits costs. This increase is due to new staff positions for training, compliance, lending, marketing, and information technology. The increase in benefits costs was due to increases in premiums and funding requirements for group insurance and pension expenses.

As of September 30, 2004, nonperforming assets totaled $1,005,000 and were .24% of total assets. This compares to September 30, 2003, when nonperforming assets totaled $1,562,000 and were .41% of total assets. During the third quarter of 2004, the Company recorded net recoveries of $28,019 compared to net charge-offs of $10,026 for the same period in 2003. The sale of OREO property totaling $300,000 during the third quarter of 2004 also decreased the level of non-performing assets from that of the previous year.

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. and Infinex Insurance Agency, Inc. The common stock of First Litchfield Financial Corporation is traded on the Over the Counter (“OTC”) Bulletin Board under the symbol FLFL.

Contact Person: Carroll A. Pereira, CFO

(860) 567-2674